Exhibit 2.4

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “ERC COMMUNITIES 1, INC.”, FILED IN THIS OFFICE ON THE FOURTH DAY OF OCTOBER, A.D. 2021, AT 12:43 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
7117590 8100 SR# 20213415819	Authentication: 204321805 Date: 10-04-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:43 PM 10/04/2021 FILED 12:43 PM 10/04/2021 SR 20213415819 - File Number 7117590

CERTIFICATE OF DESIGNATIONS

OF

CLASS B PREFERRED STOCK

SERIES A PARTICIPATING EQUITY

OF

ERC COMMUNITIES 1, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, ERC Communities 1, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.00001 per share, of the Corporation (“Preferred Stock”) in one or more classes or series within a class, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for classes and series within classes of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions, of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new class and a new series within the class of Preferred Stock and the designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a class and series of Preferred Stock and does hereby in this Certificate of Designations (the “Certificate of Designations”) establish and fix and herein state and express the designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions of such series of Preferred Stock as follows:

1.           Designation. There shall be a class of Preferred Stock that shall be designated as “Class B Preferred Stock”. The number of shares initially constituting the Class B Preferred stock shall be 10,000,000 shares which number may be increased or decreased by the Board without a vote of stockholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Class B Preferred Stock. Within Class B Preferred Stock, there shall be a series of stock designated as “Series A Participating Equity” (the “Series A Participating Equity Stock”). The number of shares initially constituting the Series A Participating Equity Stock shall be 5,000,000 (the “Series A Initial Authorized Shares’’), which number may be increased or decreased by the Board without a vote of stockholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Series A Participating Equity Stock. The rights, preferences, powers, restrictions and limitations of the Series A Participating Equity Stock shall be as set forth herein.

2 .    Dividends.

2.1        Accrual and Payment of Dividends. From and after the date on which the Corporation initially issues such share of Series A Participating Equity Stock (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share) (the “Date of Issuance”) of any Series A Participating Equity Stock, cumulative dividends on such share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 10% per annum on the sum of the Liquidation Value thereof plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Participating Equity Stock in accordance with the provisions of Section 3; provided, that to the extent not paid on the last day of each calendar quarter of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Section 5. All accrued and accumulated dividends on the shares of Series A Participating Equity Stock shall be subordinate to dividends paid to Class A Preferred Stock issued and outstanding, and prior and in preference to any dividend on any share of Common Stock and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any share of Common Stock, other than to (a) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (b) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase. “Liquidation Value” means the original purchase price of the Series A Participating Equity Stock (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction) with respect to the Series A Participating Equity Stock.

2.2        Participating Equity. In addition to the dividends accruing on the Series A Participating Equity Stock pursuant to Section 2.1 hereof, if the Corporation receives proceeds from the sale of an asset or the refinancing of asset, whether directly owned, or owned through a subsidiary, then the Corporation shall set a record date for the applicable dividend (or if no record date is fixed, the date as of which the record holders of Series A Participating Equity Stock are entitled to such dividends are to be determined), and declare a participating dividend or distribution to the shareholders of the Series A Participating Equity Stock in a per share amount equal to the following: twenty percent (20%) of the net proceeds of the sale or refinance received by the Corporation divided by the number of Series A Initial Authorized Shares. No other class or series of stock in the Corporation is entitled to the proceeds allocated for this dividend or distribution.

2.3         Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Participating Equity Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series A Participating Equity Stock held by each such holder.

3.    Liquidation.

3.1          Liquidation; Deemed Liquidation.

(a)           Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a “Liquidation”), the holders of shares of Series A Participating Equity Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after Class A Preferred Stock and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all shares of Series A Participating Equity Stock held by such holder, plus all unpaid accrued and accumulated dividends on all such shares (whether or not declared) or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock on a one-to-one basis immediately prior to such Liquidation (or Deemed Liquidation).

(b)           Deemed Liquidation. The occurrence of a Change of Control (such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 3. Upon the consummation of any such Deemed Liquidation, the holders of the Series A Participating Equity Stock shall, in consideration for cancellation of their shares of Series A Participating Equity Stock, be entitled to the same rights such holders are entitled to under this Section 3 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series A Participating Equity Stock under Section 3.1(a) hereof. “Change of Control” means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation not in the ordinary course of buying and selling real estate assets; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting  stock of the Corporation) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

(c)          Deemed Liquidation Procedures. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 3.1(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Series A Participating Equity Stock are converted into or exchanged for cash, new securities or other property, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law or redeeming all outstanding shares of Series A Participating Equity Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in this Section 3. The Corporation shall promptly provide to the holders of shares of Series A Participating Equity Stock such information concerning the terms of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders of Series A Participating Equity Stock.

3.2         Payments to Holders of Common Stock. In the event of Liquidation (or Deemed Liquidation), after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 3.1 (a), the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

3.3        Insufficient Assets. If upon any Liquidation (or Deemed Liquidation) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series A Participating Equity Stock the full preferential amount to which they are entitled under this Section 3, (a) the holders of the shares of Series A Participating Equity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Participating Equity Stock in the aggregate upon such Liquidation (or Deemed Liquidation) if all amounts payable on or with respect to such shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Common Stock.

3.4          Notice. In the event of any Liquidation (or Deemed Liquidation), the Corporation shall, within 10 days of the date the Board approves such action, or no later than 20 days of any stockholders’ meeting called to approve such action, or within 20 days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Participating Equity Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Participating Equity Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of such shares of such material change.

4.          Voting. Each holder of outstanding shares of Series A Participating Equity Stock shall be entitled to vote with holders of outstanding shares of Common Stock and other classes and series of Preferred Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each share of Series A Participating Equity Stock shall be entitled to one vote as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding shares of Series A Participating Equity Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

5.          Conversion. There are no conversion rights for Series A Participating Equity Stock.

6.         Amendment and Waiver. The terms of this Certificate of Designations shall not, by merger, consolidation or otherwise, be amended, waived, altered or repealed without the affirmative vote of the holders of a majority of the voting power of the Series A Participating Equity Stock, voting as a separate class. Any of the rights, powers, preferences and other terms of the Series A Participating Equity Stock set forth herein may be waived on behalf of all holders of Series A Participating Equity Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series A Participating Equity Stock then outstanding.

7.          Notices. Any notice required or permitted by the provisions of this Section 7 to be given to a holder of shares of Series A Participating Equity Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

IN WITNESS WHEREOF, this Certificate of Designations has been executed by the Chief Executive Officer of the Corporation this 3rd day of September, 2021.

ERC COMMUNITIES 1, INC.

/s/ Gerald D. Ellenburg
Gerald D. Ellenburg
Chief Executive Officer

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